Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Financial Results From Continuing Operations for its Fiscal 2011 Fourth Quarter and Full Year

  Revenues grew 13.1 percent in the fiscal fourth quarter to $187.1 million and 3.3 percent for the full year to $689.8 million, compared with $165.4 million and $667.7 million in the respective prior year periods.
  Consumer Floral revenues increased 5.5 percent in the fiscal fourth quarter to $123.7 million and approximately 1 percent for the full year to $369.2 million, compared with $117.3 million and $366.5 million in the respective prior year periods.
  EBITDA* increased $3.7 million to $5.6 million in the fiscal fourth quarter and $9.3 million to $34.1 million for the full year, compared with EBITDA of $1.9 million and $24.8 million in the respective prior year periods. Compared with Adjusted EBITDA in the respective prior year periods, EBITDA increased $0.7 million in the fiscal fourth quarter and $5.5 million for the full year. (*Earnings Before Interest, Taxes, Depreciation and Amortization. A reconciliation of Net Income to EBITDA and Adjusted EBITDA is included as part of the tables attached to the end of this release.)
  EPS improved to break even per share in the fiscal fourth quarter compared with a loss of $0.05 per share in the prior year period while full year EPS increased to $0.09 per share compared with a loss of $0.03 in the prior year period.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--August 30, 2011--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, today reported results for its fiscal 2011 fourth quarter and full year*. Total revenue from continuing operations increased 13.1 percent in the fiscal fourth quarter to $187.1 million compared with $165.4 million in the prior year period. For the full year, total revenue from continuing operations increased 3.3 percent to $689.8 compared with total revenue of $667.7 million in fiscal year 2010. The revenue growth for both the quarter and year were driven by renewed growth in the Company’s Consumer Floral category as well as continued strong growth in its BloomNet wire service and Gourmet Food and Gift Baskets categories. (*Results for fiscal 2011 full year include 53 weeks compared with 52 weeks in fiscal 2010; fiscal 2011 fourth quarter results include 14 weeks compared with 13 weeks as well as the benefit of the shift of the Easter holiday to later in the quarter, compared with the prior year period.)

Gross profit margin from continuing operations increased 170 basis points to 39.8 percent in the fiscal fourth quarter and 80 basis points to 40.6 percent for the full year, compared with 38.1 percent and 39.8 percent in the corresponding prior year periods. Operating expenses (excluding depreciation and amortization) increased $7.8 million during the fiscal fourth quarter while operating expense ratio remained essentially flat at 36.8 percent compared with 36.9 percent in the prior year period. For the full year, operating expenses (excluding depreciation and amortization) increased $4.9 million while operating expense ratio decreased 40 basis points to 35.7 percent, compared with 36.1 percent in fiscal 2010.

Reflecting the improvements in revenue, gross profit margin and operating expense ratio, EBITDA increased $3.7 million to $5.6 million for the fiscal fourth quarter and $9.3 million to $34.1 million for the full year, compared with the respective prior year periods. Net income from continuing operations improved to breakeven, or $0.00 per fully-diluted share, for the fiscal fourth quarter and $5.7 million, or $0.9 per fully diluted share for the full year, compared with a net loss of $3.2 million, or ($0.05) per fully-diluted share and a net loss of $2.1 million, or ($0.03) per fully-diluted share, in the respective prior year periods.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “We are very pleased with the results achieved during our fiscal 2011 fourth quarter and the full year, particularly with the solid growth in revenue, gross margin and contribution margin in our core Consumer Floral business as well as the continued top and bottom line growth in our BloomNet wire service and Gourmet Food and Gift Baskets categories.” McCann noted that the strong results in all of its business segments reflected the Company’s strategic initiatives to manage its operating expenses and enhance its return on marketing and merchandising efforts, rather than from any improvement in the consumer economy.

“During fiscal 2011, we focused on achieving growth and enhancing our results through areas of our business that we could control,” said McCann. “Throughout the year, we saw improving trends in our Consumer Floral business in terms of revenues, gross margin and contribution margin. This trend culminated in a return to revenue growth for the category in our fiscal third quarter, one quarter earlier than expected, and continued into our recent fiscal fourth quarter. Importantly, this was achieved in a challenging environment through a merchandising strategy that focused on providing our customers with truly original products, the success of which can be seen in increased average order value and improved return on investment in our marketing programs. As a result, we saw strong growth in gross profit margin and contribution margin in this category.”

McCann said the Company’s BloomNet wire service business further expanded its market position in fiscal 2011. “This reflects our focus on deepening our relationships with our florist members by providing them with an expanded suite of products and services – such as our exclusive Yankee Candle line, our Floriology Institute training programs, the 1-2-3 Print service and our unique point-of-sale store management solution – that, combined with an increase in shop-to-shop order volume, enables them to grow and prosper in a challenging environment. As a result, we expect BloomNet to further increase its market penetration and deliver solid top and bottom line growth going forward.

“In our Gourmet Food and Gift Baskets business, we achieved solid growth in revenues and contribution margin despite having to absorb significantly higher commodity costs and shipping fuel surcharges throughout the year. In this area, we remain particularly excited by the positive growth trends we are seeing in our 1-800-Baskets.com and Cheryl’s brands as well as in ecommerce and retail in our Fannie May fine chocolate business.”

Category Results:

The Company provides selected financial results for its business categories in the tables attached to this release and as follows. Results for the fiscal 2011 full year include 53 weeks compared with 52 weeks in the prior year; results for the fiscal 2011 fourth quarter include 14 weeks compared with 13 weeks in the prior year period as well as the aforementioned impact of the shift of the Easter holiday to later in the quarter.)

  Consumer Floral: fourth quarter revenues increased 5.5 percent to $123.7 million and full year revenues increased approximately 1.0 percent to 369.2 million, compared with $117.3 million and $366.5 million in the respective prior year periods. Gross profit margin for the quarter increased 450 basis points to 38.3 percent and full year gross margin increased 270 basis points to 38.0 percent compared with 33.8 percent and 35.3 percent in the respective prior year periods. The significant improvement in gross profit margin reflects enhanced product mix and sourcing as well as reduced promotional marketing programs. (Fiscal 2011 fourth quarter gross profit margin improvement also reflects impact of $1.9 million charge recorded in the prior year period related to the early termination of the Company’s marketing and merchandising agreement with Martha Stewart Living Omnimedia.) Reflecting the higher revenues and gross margin, category contribution margin increased 49.5 percent to $11.2 million for the quarter and 47.6 percent to $32.7 million for the full year, compared with $7.5 million and $22.1 million in the respective prior year periods. The Company defines category contribution margin as earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses and goodwill and intangible impairment.
  BloomNet Wire Service: fourth quarter revenues increased 36.4 percent to $21.3 million and full year revenues increased 18.4 percent to $73.3 million, compared with $15.6 million and $61.9 million in the respective prior year periods. Gross profit margin was 44.6 percent for the quarter and 50.3 percent for the full year, compared with 57.0 percent and 56.4 percent in the respective prior year periods. The decline in gross margin percentage primarily reflected costs associated with acquiring a significant volume of shop-to-shop orders. While the cost of these orders negatively affected gross margin percentage, these orders generated increased net revenues and gross margin dollars. As a result, gross margin dollars increased 6.8 percent to $9.5 million for the quarter and 5.7 percent to $36.9 million for the full year, compared with $8.9 million and $34.9 million in the respective prior year periods. Category contribution margin increased 4.2 percent to $5.2 million for the fiscal fourth quarter and 6.0 percent to $20.2 million for the full year, compared with $5.0 million and $19.1 million in the respective prior year periods.
  Gourmet Food and Gift Baskets: fourth quarter revenues increased 30.0 percent to $42.1 million and full year revenues increased 3.2 percent to $247.6 million, compared with $32.4 million and $239.9 million in the respective prior year periods. Gross profit margin was 41.5 percent for the quarter and 41.4 percent for the full year, compared with 43.7 percent and 42.1 percent in the respective prior year periods. The decline in gross profit margin primarily reflected the impact of increased commodity costs and shipping fuel surcharges as well as product mix. Category contribution margin increased to $2.1 million for the fiscal fourth quarter and $28.8 million for the full year, compared with $382,000 and $27.3 million in the respective prior year periods. The significant increase in category contribution margin in the fiscal fourth quarter reflects the shift in the Easter holiday noted above, while the full-year improvement reflects increased revenues as well as enhanced manufacturing efficiencies and product mix which more than offset increased costs related to commodity prices and shipping fuel surcharges.

Customer Metrics

In terms of its key customer metrics from continuing operations, the Company said for the fiscal fourth quarter approximately 1.7 million e-commerce customers placed orders, with repeat customers representing 61 percent of the total. During the quarter, the Company attracted more than 660,000 new e-commerce customers. Approximately 4.8 million e-commerce customers placed orders during fiscal 2011, of which approximately 52.0 percent were repeat customers. During fiscal 2011, the Company attracted approximately 2.3 million new customers.

Company Guidance:

Reflecting the continued uncertainty in the overall economy, the Company does not anticipate significant improvements in consumer demand for discretionary purchases during fiscal 2012. With this in mind, the Company plans to continue its strategy of focusing on areas of its business where it believes it can exert control and thereby affect enhanced results, including:

  merchandising initiatives that emphasize truly original product designs and product line extensions;
  marketing programs that engage directly with customers and can thereby drive improved ROI;
  manufacturing and sourcing enhancements that can help absorb commodity and shipping price increases and deliver increased gross profit margins, and;
  investing in innovation for the future, including expanding its fast growing social and mobile commerce initiatives, growing the 1-800-Baskets.com business and expanding franchising opportunities in its Fannie May and 1-800-Flowers retail channels.

For fiscal 2012, the Company said it expects to build on the positive trends that it has shown in recent quarters, including increases in revenue, gross margin and contribution margin in its Consumer Floral business as well as continued top and bottom line growth in its BloomNet and Gourmet Food and Gift Baskets categories. As a result, the Company anticipates consolidated revenue growth for the full year in the low-to-mid-single digit range as well as year-over-year increases in EBITDA, EPS and Free Cash Flow (the Company defines free cash flow as net cash provided by operating activities less capital expenditures).

Definitions:

*EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. The Company presents EBITDA and adjusted financial information (Adjusted Net (Loss) Income from continuing operations, Adjusted EPS from continuing operations, Adjusted EBITDA from continuing operations, and Adjusted EPS – collectively “adjusted financial information”) and Free Cash Flow because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA as one of the factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM’s Mobile Flower & Gift Center was named winner of the 2010 “Best Mobile App for E-commerce” by DPAC (Digiday’s Publishing & Advertising Awards) and the 2010 Mobile App of the Year Award in the “Best Shopping” category by RIS (Retail Info Systems). 1-800-FLOWERS.COM was also rated number one vs. competitors for customer satisfaction by STELLAService and named by the E-Tailing Group as one of only nine online retailers out of 100 benchmarked to meet the criteria for Excellence in Online Customer Service. 1-800-FLOWERS.COM has been honored in Internet Retailer’s “Hot 100: America’s Best Retail Web Sites” for 2011. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); and wine gifts from Winetasting.com® (www.winetasting.com). The Company’s Celebrations® brand (www.celebrations.com) is a new premier online destination for fabulous party ideas and planning tips. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for: continued market penetration in its BloomNet wire service business, its ability to build on positive trends including increases in revenue, gross margin and contribution margin in its Consumer Floral business; its ability to achieve continued top and bottom line growth in its BloomNet and Gourmet Food and Gift Baskets categories; its ability to achieve its guidance for consolidated revenue growth for the full year in the low-to-mid-single digit range along with further improvement in gross profit margin and year-over-year increases in EBITDA, EPS and Free Cash Flow. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, among others: the Company’s ability to leverage its operating platform and reduce operating expenses; its ability to grow its 1-800-Baskets.com business; its ability to manage the seasonality of its businesses; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Tuesday, August 30, 2011 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. EDT on the day of the call at: 1-855-859-2056 or 1-404-537-3406; Conference ID: 37882274.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	July 3,	June 27,
	2011	2010

Assets
Current assets:
Cash and equivalents	$21,442	$27,843
Receivables, net	15,278	13,943
Inventories	51,314	45,121
Deferred tax assets	5,416	5,109
Prepaid and other	7,375	5,662
Total current assets	100,825	97,678

Property, plant and equipment, net	50,354	51,324
Goodwill	41,547	41,211
Other intangibles, net	41,808	41,042
Deferred tax assets	17,181	19,265
Other assets	5,236	5,566
Total assets	$256,951	$256,086

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$66,559	$59,914
Current maturities of long-term debt and obligations under capital leases	16,488	14,801
Total current liabilities	83,047	74,715

Long-term debt and obligations under capital leases	29,250	45,707
Other liabilities	2,993	3,038
Total liabilities	115,290	123,460
Total stockholders’ equity	141,661	132,626
Total liabilities and stockholders’ equity	$256,951	$256,086

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except for per share data)

	Quarter Ended		Year Ended
	July 3,	June 27,	July 3,	June 27,
	2011	2010	2011	2010

Net revenues:
E-commerce (combined online and telephonic)	$142,059	$130,444	$485,377	$469,974
Other	45,026	34,983	204,410	197,736

Total net revenues	187,085	165,427	689,787	667,710

Cost of revenues	112,619	102,455	409,703	401,908

Gross profit	74,466	62,972	280,084	265,802

Operating expenses:
Marketing and sales	50,180	44,459	174,758	172,460
Technology and development	5,578	4,688	20,424	17,952
General and administrative	13,133	11,946	50,774	50,450
Depreciation and amortization	5,064	5,607	20,715	21,378

Total operating expenses	73,955	66,700	266,671	262,420

Operating income (loss)	511	(3,728)	13,413	3,382

Other income (expense):
Interest income	55	25	123	159
Interest expense	(811)	(827)	(4,200)	(5,571)
Deferred financing write-off	-	(340)	-	(340)

Total other income (expense), net	(756)	(1,142)	(4,077)	(5,752)

Income (loss) from continuing operations before income taxes	(245)	(4,870)	9,336	(2,370)
Income tax expense (benefit) from continuing operations	(237)	(1,644)	3,614	(282)
Income (loss) from continuing operations	(8)	(3,226)	5,722	(2,088)
Loss from discontinued operations before income taxes	-	(1,168)	-	(1,723)
Income tax expense from discontinued operations	-	560	-	410
Loss from discontinued operations	-	(1,728)	-	(2,133)
Net income (loss)	$(8)	$(4,954)	$5,722	$(4,221)

Basic and diluted net income (loss) per common share
From continuing operations	$0.00	$(0.05)	$0.09	$(0.03)
From discontinued operations	-	(0.03)	-	(0.03)
Net income (loss) per common share	$0.00	$(0.08)	$0.09	$(0.07)
Weighted average shares used in the calculation of net income (loss) per common share
Basic	64,135	63,828	64,001	63,635
Diluted	64,135	63,828	65,153	63,635

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	July 3,	June 27,
	2011	2010

Operating activities
Net income (loss)	$5,722	($4,221)
Reconciliation of net income (loss) to net cash provided by operations:
Operating activities of discontinued operations	-	8,204
Loss/impairment from discontinued operations	-	5,275
Depreciation and amortization	20,715	21,378
Amortization of deferred financing costs	474	763
Deferred income taxes	2,681	(127)
Bad debt expense	1,546	1,908
Stock based compensation	3,961	4,643
Deficiency/(excess) tax benefit from stock based compensation	(437)	275
Other non-cash items	27	77
Changes in operating items, excluding the effects of acquisitions:
Receivables	(2,881)	(4,516)
Inventories	(5,491)	733
Prepaid and other	(1,703)	(1,082)
Accounts payable and accrued expenses	6,647	6,453
Other assets	(748)	(124)
Other liabilities	249	389

Net cash provided by operating activities	30,762	40,028

Investing activities
Acquisitions, net of cash acquired	(4,784)	-
Proceeds from sale of business	-	10,468
Capital expenditures	(17,017)	(15,041)
Purchase of investment	(268)	(2,192)
Other, net	100	325
Investing activities of discontinued operations	-	(78)

Net cash used in investing activities	(21,969)	(6,518)
Financing activities
Acquisition of treasury stock	(454)	(878)
Excess tax benefits from stock based compensation	18	(367)
Proceeds from exercise of employee stock options	49	-
Proceeds from bank borrowings	40,000	49,000
Repayment of notes payable and bank borrowings	(52,750)	(79,352)
Debt issuance cost	(17)	(1,637)
Repayment of capital lease obligations	(2,040)	(1,995)

Net cash used in financing activities	(15,194)	(35,229)

Net change in cash and equivalents	(6,401)	(1,719)
Cash and equivalents:
Beginning of period	27,843	29,562

End of period	$21,442	$27,843

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Category Information
(in thousands)

	Three Months Ended			Year Ended
	July 3,	June 27,		July 3,	June 27,
	2011	2010	% Change	2011	2010	% Change

Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$123,680	$117,251	5.5%	$369,198	$366,516	0.7%
BloomNet Wire Service	21,338	15,639	36.4%	73,281	61,883	18.4%
Gourmet Food & Gift Baskets	42,120	32,411	30.0%	247,574	239,942	3.2%
Corporate (*)	295	470	(37.3%)	1,150	1,071	7.4%
Intercompany eliminations	(348)	(344)	1.2%	(1,416)	(1,702)	(16.8%)
Total net revenues from continuing operations	$187,085	$165,427	13.1%	$689,787	$667,710	3.3%

	Three Months Ended			Year Ended
	July 3,	June 27,		July 3,	June 27,
	2011	2010	% Change	2011	2010	% Change

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$47,310	$39,633	19.4%	$140,162	$129,239	8.5%
	38.3%	33.8%		38.0%	35.3%

BloomNet Wire Service	9,514	8,909	6.8%	36,877	34,890	5.7%
	44.6%	57.0%		50.3%	56.4%

Gourmet Food & Gift Baskets	17,493	14,179	23.4%	102,472	100,990	1.5%
	41.5%	43.7%		41.4%	42.1%

Corporate (*)	149	251	(40.7%)	573	683	(16.1%)

Total gross profit from continuing operations	$74,466	$62,972	18.3%	$280,084	$265,802	5.4%
	(39.8%)	(38.1%)		(40.6%)	(39.8%)

	Three Months Ended			Year Ended
	July 3,	June 27,		July 3,	June 27,
	2011	2010	% Change	2011	2010	% Change

Adjusted EBITDA from continuing operations:
1-800-Flowers.com Consumer Floral	$11,155	$7,460	49.5%	$32,669	$22,141	47.6%
BloomNet Wire Service	5,189	4,979	4.2%	20,195	19,051	6.0%
Gourmet Food & Gift Baskets	2,125	382	456.3%	28,833	27,303	5.6%
Category Contribution Margin Subtotal	18,469	12,821	44.1%	81,697	68,495	19.3%
Corporate (*)	(12,894)	(10,942)	(17.8%)	(47,569)	(43,735)	(8.8%)
EBITDA	$5,575	$1,879	196.7%	$34,128	$24,760	37.8%
Litigation settlement	-	-	-	-	898	-
Termination of Martha Stewart marketing agreement	-	1,931	-	-	1,931	-
Post sale 3rd party marketing agreement	-	1,039	-	-	1,039	-
Adjusted EBITDA	$5,575	$4,849	15.0%	$34,128	$28,628	19.2%

	Three Months Ended			Year Ended
	July 3,	June 27,		July 3,	June 27,
	2011	2010	% Change	2011	2010	% Change

Discontinued Operations:
Net revenues	-	-	-	-	$87,852	-
Gross profit	-	-	-	-	40,905	-
Contribution margin	-	-	-	-	4,640	-

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Category Information
(in thousands)

	Three Months Ended		Year Ended
	July 3,	June 27,	July 3,	June 27,
	2011	2010	2011	2010

Reconciliation of net income from continuing operations
to EBITDA and adjusted EBITDA from continuing operations:
Net income (loss) from continuing operations	($8)	($3,226)	$5,722	($2,088)
Add:
Interest expense	811	827	4,200	5,571
Depreciation and amortization	5,064	5,607	20,715	21,378
Income tax expense	-	-	3,614	-
Deferred financing cost write-off	-	340		340
Less:
Interest income	55	25	123	159
Income tax benefit	237	1,644	-	282
EBITDA	$5,575	$1,879	$34,128	$24,760
Litigation settlement	-	-	-	898
Termination of Martha Stewart marketing agreement	-	1,931	-	1,931
Post sale 3rd party marketing agreement	-	1,039	-	1,039
Adjusted EBITDA	$5,575	$4,849	$34,128	$28,628

	Three Months Ended		Year Ended
	July 3,	June 27,	July 3,	June 27,
	2011	2010	2011	2010

Reconciliation of net income (loss) from continuing operations to adjusted net income (loss) from continuing operations:
Net income (loss) from continuing operations	($8)	($3,226)	$5,722	($2,088)
Add:
Litigation settlement	-	-	-	898
Deferred financing cost write-off	-	340	-	340
Termination of Martha Stewart marketing agreement	-	1,931	-	1,931
Post sale 3rd party marketing agreement	-	1,039	-	1,039
Less:
Income tax expense associated with litigation settlement
and post sale 3(rd) party marketing agreement	-	1,241	-	1,578
Adjusted net income (loss) from continuing operations	($8)	($1,157)	$5,722	$542

Adjusted net income (loss) per basic and diluted common share from continuing operations:
Basic	$0.00	($0.02)	$0.09	$0.01
Diluted	$0.00	($0.02)	$0.09	$0.01

Weighted average shares used in the calculation of net income
(loss) per share from continuing operations:
Basic	64,135	63,828	64,001	63,635
Diluted	65,852	63,828	65,153	64,169

(*) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

(**) Performance is measured based on category contribution margin or category Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the categories. As such, management’s measure of profitability for these categories does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com